[LETTERHEAD OF FORTRESS INTERNATIONAL GROUP, INC.]

February 28, 2010

Gerard J. Gallagher
5 Tydings Road
Severna Park, Maryland  21146

Re:           Conversion of Debt

Dear Jerry:

This letter agreement addresses the conversion of a portion of the principal balance of the indebtedness owed to you by Fortress International Group, Inc. (the “Company”) pursuant to that certain Convertible Promissory Note, dated January 19, 2007, as amended by that certain Agreement, dated August 26, 2008, and as further amended by that certain Amendment to Convertible Promissory Note, of even date herewith (collectively, the “Note”).  All capitalized terms not otherwise defined in this letter shall have the meanings assigned to them in the Note.

The Company hereby agrees to issue to you, as payment for certain principal amounts due under the Note, Six Hundred Twenty-Five Thousand (625,000) shares of the Company’s common stock (the “Shares”) for a per share price of Two Dollars ($2.00).  The Company and you agree that, upon delivery of the Shares, One Million Two Hundred Fifty Thousand Dollars ($1,250,000) of the principal balance due under the Note shall be deemed paid and discharged in full; provided, however, that the remaining principal balance due under the Note in the amount of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000), and a portion of the accrued interest (which shall be treated as principal beginning January 1, 2011), shall remain outstanding and shall be paid by the Company pursuant to the terms and conditions of the Note.

Upon your acceptance of the terms and conditions set forth in this letter, and your confirmation of the representations and warranties herein, the Company will issue to you a certificate, duly executed by the authorized officers of the Company, for the Shares.

You represent and warrant to the Company that (i) you are an “Accredited Investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”); (ii) you are acquiring the Shares solely for investment, solely for your own account, not for the account of any other person, and not for distribution, assignment or resale to others, and no other person has a direct or indirect beneficial interest in any Shares so acquired; (iii) you will not take or cause to be taken any action that would cause you to be deemed an underwriter of the Shares as defined in Section 2(11) of the Securities Act; and (iv) you have made no contract, undertaking, agreement or arrangement, and you have no plan to enter into any contract, undertaking, agreement or arrangement, to sell, transfer or pledge the Shares to any other person or entity.

You acknowledge that the Shares have not been registered under the Securities Act, or under the securities laws of any state (the “State Acts”), and are being issued to you pursuant to exemptions therefrom for nonpublic offerings in reliance upon, among other things, the representations and warranties made by you herein, and a breach of such representations and warranties could cause the Company to not qualify for such exemptions.  Any assignment, sale, transfer, exchange, hypothecation or other disposition of the Shares (whether for consideration or otherwise), in whole or in part, may be made by you only if registered under the Securities Act and the State Acts, or, if in the opinion of counsel to the Company, an exemption from such registration is available.

The Company acknowledges that the Shares are considered “Registrable Securities” under and as defined in that certain Registration Rights Agreement, dated January 19, 2007, among the Company, you, Thomas P. Rosato, and Evergreen Capital LLC.

All questions concerning the construction, validity, and interpretation of this letter agreement and the performance of the obligations imposed by this letter agreement will be governed by the laws of the State governing the Note, without reference to any conflict of laws rules that would apply the laws of another jurisdiction.  This letter agreement may be executed in multiple counterparts, all of which taken together shall constitute one and the same agreement, and delivered by facsimile transmission or e-mail delivery of a .pdf format data file.

The parties hereby signify their assent to the terms of this letter agreement by signing below.

Sincerely,

Fortress International Group, Inc.

By:
Thomas P. Rosato
Chief Executive Officer

AGREED TO AND ACCEPTED
THIS 28th DAY OF FEBRUARY, 2010:

Gerard J. Gallagher